Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Trader Classified Media N.V., dated as of December 20, 2002, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: December 20, 2002		CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK

	By:	/s/ Peter James
[Title] General Inspector

Date: December 20, 2002		CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS LIMITED

	By:	/s/ Shelley Kainth
[Title] Company Secretary